Exhibit 23.4
Spears & Associates, Inc.

5110 South Yale, Suite 410, Tulsa, Oklahoma 74135     (918) 496-3434     Fax (918) 496-0406
www.spearsresearch.com

July 6, 2006

     Reference is made to the Form S-1 registration statement, as amended (the “Registration Statement”), relating to the initial public offering of common shares of Cal Dive International, Inc. (“Cal Dive”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied and reviewed by us set forth in the section of the Registration Statement entitled “Industry Trends.” We further advise Cal Dive, its underwriters and legal counsel that our role has been limited to the provision of such statistical data supplied by us.
     With respect to such statistical data, we advise you that:
•	some information in our database is derived from estimates or subjective judgments;

•	the information has been compiled from our internal sources and public documents, which we believe to be reliable and in good faith, but no representation or warranty expressed or implied is made to its accuracy or completeness
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement of Cal Dive on Form S-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Prospectus entitled “Experts.”

SPEARS & ASSOCIATES, INC.

By:	/s/ Richard Spears

	Name:	Richard Spears
	Title:	Vice President